Exhibit 3.2.1

CERTIFICATE OF CORRECTION
OF
CERTIFICATE OF INCORPORATION
OF
PROGRESS SOFTWARE CORPORATION

The undersigned corporation, Progress Software Corporation (the “Company” or the “Corporation”), a corporation organized and existing under and by virtue of the provisions of the General Corporation Law of the State of Delaware (the “DGCL”), in accordance with the provisions of Section 103 of the DGCL, does hereby certify:
1.The name of the Corporation is Progress Software Corporation.
2.On May 8, 2015, the Corporation filed with the Secretary of State of the State of Delaware the Certificate of Incorporation (the “Certificate”), which Certificate requires correction as permitted by subsection (f) of Section 103 of the DGCL.
3.The inaccuracy or defect of the Certificate to be corrected hereby is that Paragraph A of Article IV of the Certificate contains a typographical error related to the par value of the Corporation’s capital stock.
4.Paragraph A of Article IV of the Certificate is hereby corrected to read in its entirety as follows:
“A.    This Company is authorized to issue two classes of stock to be designated, respectively, “Common Stock” and “Preferred Stock.” The total number of shares which the Company is authorized to issue is two hundred ten million (210,000,000) shares. Two hundred million (200,000,000) shares shall be Common Stock, each having a par value of one cent ($0.01) and ten million (10,000,000) shares shall be Preferred Stock, each having a par value of one cent ($0.01).”
5.All other provisions of the Certificate remain unchanged and unaffected hereby.

IN WITNESS WHEREOF, Progress Software Corporation has caused this Certificate of Correction to be signed by its authorized officer effective on and as of January 26, 2016.

PROGRESS SOFTWARE CORPORATION

By:/s/Stephen H. Faberman
Name:     Stephen H. Faberman
Title: Secretary